Exhibit 99.1

March 10, 2005

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces ThinDisc(c) Patent Application

Tulsa, Okla-(BUSINESS WIRE)-March 10, 2005 EnXnet, Inc. (OTCBB:EXNT-news)- EnXnet, Inc. announces it has filed for Utility and Design Patent rights for its ThinDisc(c). While the ThinDisc(c) has many applications, a primary and high-volume use is stored-value cards that combine magnetic stripe and bar code data with optical media, in either Compact Disc (CD) or Digital Video Disc (DVD) format. A stored-value card is a pre-paid card, generally with a merchant logo or name. Stored-value cards include, but are not limited to, prepaid phone, event tickets, debit, room key, gift, merchandise, promotion and incentive cards.

The ThinDisc(c) is the same thickness as a standard credit card, thus it is easily read by existing credit card readers. ThinDisc(c) offers the card issuer a great method of providing its customers with information about the issuer's products or services.

Stored-value cards are attractive to consumers because they are portable, secure and convenient. There are about 1 billion stored-value cards in use today and it is estimated that the US stored-value card market will be worth $290 billion by 2006.

Mark Pempsell, Director of Marketing of EnXnet, Inc., had this to say: "ThinDisc(c) provides us with a product with a huge market dimension. It gives the card issuer a new and highly flexible method of delivering its message to the consumer."

EnXnet, Inc. is a company that has concentrated on finding and developing new technologies with great potential for making positive impacts in the multimedia environment. We are beginning active commercialization of our advanced products. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com